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                             EXHIBIT INDEX


  Exhibit Number  Description

       99         BankAmerica Corporation
                  press release dated
                  June 30, 1994
                  titled "BankAmerica Announces
                  Sale of U.S. Government Agency
                  Structured Securities."
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                                                                    Exhibit 99

BankAmerica Corporation                                                   News

                                                                  For release:

Contact:  Greg Berardi                                          Peter Magnani
          (415) 622-2645                                        (415) 953-2418



                            BANKAMERICA ANNOUNCES SALE
                  OF U.S. GOVERNMENT AGENCY STRUCTURED SECURITIES

        SAN FRANCISCO, June 30, 1994 -- BankAmerica Corporation said today that the Pacific Horizon Prime Fund and Government Fund have completed the sale of all U.S. government agency structured securities held by those funds. None of the other Pacific Horizon money market mutual funds have government agency structured securities in their portfolios. Bank of America NT&SA, BankAmerica Corporation's principal subsidiary, serves as investment advisor for all the Pacific Horizon funds.

        "Given the volatility in U.S. government-issued money market securities and the concern expressed in recent weeks over these instruments, we elected to remove them from the Pacific Horizon funds," Vice Chairman Michael Rossi said. "We concluded that this was the best course for the fund's shareholders and our customers."

        Rossi said that the sales of the securities were initiated recently and completed this week. The U.S. government agency securities are permissible investments for the funds and the instruments themselves had the highest credit ratings. However, due to price pressures on such instruments, the funds incurred a loss on the sale. As a result, BankAmerica made capital additions of $50.5 million to the funds, which represents an after-tax expense to the corporation of approximately $30 million. "It should be clearly understood that we made the capital additions from the company's corporate funds, not from depositors' funds," Rossi said.

        Several weeks ago, BankAmerica Corporation confirmed that it had made a capital addition of about $17.4 million (after-tax expense: approximately $10 million) to the Pacific Horizon Prime Fund. The addition was made after the fund was forced to sell other permissible investments at a loss to meet heavy fund redemptions brought on by rapidly increasing interest rates.

        The BankAmerica Vice Chairman said that three factors led to the decision to sell the securities. They were: quickly rising interest rates; a significant level of redemptions during this period of rising interest rates; and -- more recently -- general indications by regulators that government-issued structured securities may be considered inappropriate for money-market mutual funds in the future.

        BankAmerica said that it continues to expect that its second-quarter earnings, which will be reported on July 20, will exceed first-quarter earnings of $1.27 per share.





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